Exhibit 99.1

Mitek Systems Shares Approved for NASDAQ Capital Market Listing

Trading scheduled to commence on Thursday, July 14, 2011, under symbol ‘MITK’

SAN DIEGO – July 12, 2011 – Mitek Systems, Inc. (OTC: MITK.OB; www.miteksystems.com), the leader in mobile-imaging applications using smartphone cameras for check deposits, bill payments and ACH enrollments, today announced that that it has been approved for the listing of its shares on the NASDAQ Capital Market.

The company expects to commence trading on the NASDAQ Capital Market on Thursday, July 14, 2011, under the ticker symbol “MITK.”  Prior to the listing change to NASDAQ, the company's common stock will continue to trade on the OTC Bulletin Board under the current ticker symbol “MITK.OB.”

The company’s patented flagship mobile-banking product, Mobile Deposit®, enables users to deposit checks securely and accurately simply by snapping photos of the paper documents with their camera-equipped smartphones, eliminating visits to bank branches or ATMs.  Mobile Deposit has been or is in the process of being deployed by six of the top 10 retail banks in the United States, and by dozens of other banks, credit unions, brokerage firms and payment facilitators.

“We are pleased to announce Mitek’s listing on the NASDAQ Capital Market,” said James B. DeBello, President and CEO of Mitek Systems. “We believe the move to NASDAQ greatly increases the visibility of our shares in the market and reflects the company’s strong growth in mobile payments.”

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About Mitek Systems
For more than 20 years, Mitek Systems (NASDAQ:MITK) has provided financial institutions with advanced imaging and analytics software to authenticate and extract data from imaged checks and other financial documents.  Mitek's patented technology has created the Gold Standard for Mobile Check Deposit and is currently used by leading financial organizations in the United States to process more than 10 billion items per year.

Today, Mitek is applying its patented technology and extensive expertise in image correction, optical character recognition and intelligent data extraction to mobile devices.  Using Mitek Mobile Apps, smartphone users can now deposit checks, pay bills, save receipts and fax documents while on the road or sitting at a desk -- eliminating trips to the bank, Post Office and file cabinet.  Simply take a picture of the document and Mitek does the rest -- correcting image distortion, extracting relevant data, routing images to their desired location, and processing transactions through users' financial institutions.

For more information about Mitek Systems, contact the company at 858-503-7810 or visit www.miteksystems.com.

Contact:
Bud Leedom
Finance Director
858.503.7810 x309